ETFis Series Trust 485BPOS

Exhibit 99.(h)(1)(e)

EXECUTION

AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) dated June 23, 2026, is by and between ETFis Series Trust I (the “Trust”) and each series of the Trust listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon (“BNY”).

BACKGROUND:

A.	The Trust and BNY are parties to a Fund Administration and Accounting Agreement dated December 6, 2013 (as amended, the “Agreement”) relating to BNY’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties agree that:

1.	Exhibit A to the Agreement is deleted and hereby replaced with Exhibit A attached hereto.

2.	Miscellaneous.

(a)  As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)  The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(c)  The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

EXECUTION

(d)  This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

ETFIS SERIES TRUST I

On behalf of its Series identified on Exhibit A of the Agreement

By:	/s/ W. Patrick Bradley

Name: W. Patrick Bradley

Title: Executive Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Allison M. Gardner

Name: Allison M. Gardner

Title: Senior Vice President

EXECUTION

EXHIBIT A

(as of June 23, 2026)

Series

InfraCap MLP ETF

Virtus Biotech Clinical Trials ETF Virtus Biotech ETF

InfraCap REIT Preferred ETF

Virtus InfraCap Preferred and Income Securities ETF Virtus InfraCap U.S. Preferred Stock ETF

Virtus Newfleet Multi-Sector Bond ETF Virtus Private Credit Strategy ETF Virtus Real Asset Income ETF

Virtus Reaves Utilities ETF

Virtus WMC International Dividend ETF